Exhibit 99.2

OfficeMax 3rd Quarter 2013 Earnings Commentary

November 5, 2013

Safe Harbor

Certain statements made in this script constitute “forward-looking statements” within the meaning of the federal securities laws. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement. Important factors which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K and in the company’s other filings with the Securities and Exchange Commission.

Introduction

In the third quarter, sales declined, as expected, in a highly competitive and challenging global economic environment. Third quarter operating profitability was within OfficeMax’s stated expectations, with weak gross margin performance, especially in the Contract segment, partially offset by better expense management companywide. Reduced operating expenses, internationally and domestically, helped to mitigate the softer sales and lower gross margin.

OfficeMax remained focused on stemming the sales declines across the entire business. To advance that commitment, the company continued its focus on the operational turnaround of its business, and continued to evolve its product and service offerings and build deeper, more meaningful connections with its customers. In the third quarter, OfficeMax made tangible progress on a number of its strategic initiatives:

•	The OfficeMax Business Solutions Centers are receiving positive feedback from both store associates and customers. These innovative small-format stores, located in business-dense urban locations, feature specially tailored business services, solutions and products delivered by expert associates to help local entrepreneurs grow their businesses. Over the past few months, OfficeMax has opened two additional OfficeMax Business Solutions Centers, including one in October. Both of these centers are located in the Chicago area, and bring the total number of centers to four.

•	OfficeMax continued to drive multichannel initiatives and improve the capabilities of its digital properties.

•	OfficeMax saw an increase in small and medium business accounts as a result of initiatives to grow share in this customer segment within the U.S. Contract business.

•	OfficeMax continued the rollout of its in-store service offerings and introduced its new OfficeMax Services Center in stores nationwide to provide business owners with essential support for growth through a portfolio of more than 40 services.

Contract

Sales in the U.S. Contract business, which includes the company’s Digital initiatives, declined 3.6% during the third quarter due to a decline in sales to existing customers. As expected, overall sales declines to our enterprise/large customers in traditional office supply products, such as paper and toner, continued during the third quarter. Also note that the federal government sector, which represents less than 5% of the U.S. Contract business, continued to experience a decline in sales.

The U.S. Contract team maintained its greater than 92% quarterly customer retention rate despite efforts by competitors to aggressively target OfficeMax’s customers in light of the pending merger with Office Depot. Our strong customer relationships and reputation for outstanding service have continued to serve us well. Also in the third quarter, the company achieved a positive rate of net new wins for the sixth time in the past seven quarters. The company was encouraged by the continuing positive customer renewal rate and further traction gained in growing certain adjacencies. However, the gross margin weakness in the quarter reflected lower customer margins due to a more competitive environment.

OfficeMax continued to focus on its growth adjacencies to expand its offering beyond traditional office supplies. In the third quarter, the company once again delivered double-digit growth in Facilities Products and Services. Additionally, OfficeMax delivered growth in its Print and Documents Services business, the result of a new go-to-market strategy initiated earlier this year.

The small and medium business (SMB) sales unit made good progress with new account acquisition in the small and medium business growth adjacency with continued increasing number of new accounts during the quarter.

International Contract sales and gross margin performance continued to struggle in the quarter. Weakness in Canada along with the weak government sector in Australia have been the significant drivers of underperformance, contributing to the decline in Contract segment gross profit margin for the quarter. The international teams have been reducing costs to align with market conditions.

Turning to our Digital initiatives, OfficeMax has been making strategic investments in its ecommerce platform, as the company continued to see tangible results from the transformative changes made to our websites.

Some Digital highlights for this quarter include:

•	Implementation of four website releases across OfficeMax.com and OfficeMaxWorkplace.com, which are expected to benefit the user experience. Key highlights include enabling better visibility and flexibility with online promotions; and a platform upgrade to the OfficeMax.com site which brings new personalization capabilities, and improved efficiency and stability of the platform.

•	Broadened the OfficeMax.com online product assortment, continuing to increase stock keeping units (SKUs) in selected categories.

•	Continued to drive double-digit improvement in conversion rates.

•	Increased utilization of Online Store Pickup, driving footsteps to stores. The offering continues to resonate with customers, as OfficeMax had the highest sales and order penetration this quarter in Online Store Pickup since launch last fall.

•	And finally, for the seventh consecutive quarter, OfficeMax.com delivered double-digit sales growth –evidence that our investments are laying the foundation for success.

Retail

Third quarter Retail sales comps declined 2.8%. OfficeMax had continued softness in tech and traditional paper and ink and toner product categories, while seeing growth in tech services and print and document services. The implementations made to manage costs have allowed the company to maintain profitability levels despite the sales volume decline.

During the back-to-school season, sales and marketing efforts focused on targeting the entire student spectrum – Kindergarten through college – with a one-stop-shop objective providing great value. OfficeMax bolstered a solid in-store marketing campaign with external marketing efforts in radio, preprint, digital, direct mail, email and social media. OfficeMax also brought back the very popular and successful weekly penny deals, and offered many values for less than one dollar. These efforts resulted in solid performance, including maintaining customer margin rates, and effectively managing inventory levels.

OfficeMax continued to focus on top-line sales, aiming to reverse the decline in comp store performance. A subset of the stores continued to experience single-digit positive sales comps in the third quarter, driven by core drivers that are part of our current strategy – associate engagement, services penetration, and overall customer satisfaction.

Driving traffic to stores remains a critical priority. One of the biggest initiatives during the quarter was the introduction of the new OfficeMax Services Center in our existing fleet of stores nationwide to provide business owners with essential support for growth. The OfficeMax Services Center offers an extensive portfolio of more than 40 services designed to relieve administrative burden and assist businesses with critical needs, including web design and maintenance, 24/7 On-Call Tech Support, printing and document management, marketing materials, shipping, credit card and payroll processing, and human resource hiring services. The broad and differentiated service offerings cater to the growth-minded but value-conscious small business owner, and are an important enabler of the transformation of the retail business.

OfficeMax is also utilizing several laboratory stores to quickly prototype a variety of product, process and people innovations. Successful aspects of these pilots are being aggressively rolled out to “accelerator stores,” enabling the company to refine the formula for relevant business customer experiences and marketing efforts all aimed at driving traffic and conversion. Successful innovations are then rolled out to the rest of the chain.

And finally, as mentioned earlier, there are four OfficeMax Business Solutions Centers now operating. The innovative new store format continues to appeal to local businesses and entrepreneurs as a one-stop-shop to fulfill their needs with a wide selection of services, products and solutions. A specialized Business Solutions Adviser also resides in-store, working alongside business customers to help them take their enterprises to the next level with services tailored to meet their individual business needs. OfficeMax is seeing strong customer acceptance of the new store format and customer satisfaction levels remain high for these stores.

Financial Review

Consolidated net sales in the third quarter of 2013 decreased 4.6% to $1.7 billion compared to the prior year period. Adjusted for currency translation, store closures, and a consistent number of business days, the consolidated adjusted sales decline was 3.4% versus prior year quarter.

Third quarter Contract segment sales were $842 million, a decrease of 4.4% compared to the third quarter of 2012.

•	In the U.S. Contract business, which is approximately two thirds of the Contract segment, sales decreased 3.6% from the prior year’s third quarter. Although net new sales were positive, sales to existing customers declined 5.0%, primarily led by toner and paper.

•	In the third quarter, sales in the International Contract business decreased 6.5% in U.S., or a decrease of 0.8% on a local currency basis compared to the third quarter of 2012 primarily due to lower sales to existing customers.

Third quarter Retail segment sales decreased 4.7% to $823 million compared to the third quarter of 2012, reflecting fewer stores and a 2.8% decrease in same-store sales on a local currency basis.

•	U.S.-only Retail same-store sales decreased 2.8%, driven by a mid-single digit decline in transaction counts, and comp sales declines in OfficeMax’s three primary product lines. The Supplies and Paper category, and Furniture category, each declined low-to-mid single digits. Technology, including ink and toner, comped down mid-single digits. OfficeMax experienced declines across most tech sub-categories with the exception of PC accessories, business cases, and calculators. Sharp declines in PC sales, were partially offset by an increase in tablet sales. Technology services achieved a strong double-digit sales comp. The Print and Document Services offering comped higher as well.

•	Third quarter Mexico same-store sales decreased 2.2% on a local currency basis, primarily due to a weakening Mexican economy and lower technology product sales. OfficeMax opened 3 stores in Mexico in the third quarter, for a total of 93 stores.

Total company gross margin was 25.1% for the third quarter, a decrease of 130 basis points compared with the prior year period, driven primarily by weakness in the Contract segment.

•	Contract segment gross margin decreased 210 basis points for the third quarter, primarily reflecting weaker customer margins in both the U.S. and international in a highly competitive environment.

•	Retail segment gross margin decreased 40 basis points for the third quarter compared to the prior year period primarily due to the expiration of the favorable purchase accounting for leases from the 2003 acquisition of the U.S. Retail business which expired at the end of 2012, deleveraging of occupancy costs due to lower sales, and lower customer margins in Mexico; partially offset by higher customer margins in the U.S.

Adjusted total operating expense, which includes general and administrative expense, was 23.4% of sales in the third quarter of 2013, which was a 50 basis point improvement, or $29 million favorable to the prior year quarter.

•	Contract segment operating, selling, and G&A expense improved 20 basis points to 19.6% of sales in Q3 2013 from the prior year due to lower incentive compensation expense, and net favorable legal and sales tax settlements; partially offset by continued investments in growth and profitability initiatives, including Digital and SMB.

•	Retail segment operating, selling, and G&A expense improved by 40 basis points to 26.4% of sales in Q3 2013 from the prior year period primarily due to favorable sales and property tax settlements, lower store payroll expense, and reduced advertising costs.

Adjusted operating income margin for the third quarter of 2013 decreased to 1.7% from 2.4% in the prior year period, due to a 200 basis point decline in the Contract segment, partially offset by lower Corporate and Other segment expenses.

Corporate and Other segment operating expense was $7 million in Q3 2013, a $5 million improvement from the prior year period, primarily due to favorable sales tax settlements and cost reductions.

For the third quarter of 2013, OfficeMax recorded adjusted net income of $13.6 million, or 15 cents per diluted share, compared to $22.2 million, or 25 cents per diluted share in Q3 of last year. Note that these numbers exclude all Boise-related income, merger-related expenses, certain store closure costs, and the gain on extinguishment of non-recourse debt in the prior year period. Also note that the expiration of the favorable purchase accounting for leases negatively impacts the adjusted profitability comparisons against 2012.

Adjusted sales growth, adjusted operating income, adjusted net income and adjusted earnings per share are non-GAAP financial measures, which are reconciled to GAAP financials in OfficeMax’s press release and Form 10-Q.

At the end of the third quarter, OfficeMax had cash and cash equivalents of $504 million, and at the end of the third quarter the company had total debt, excluding the non-recourse timber securitization notes, of $232 million. Total debt excludes the $735 million of non-recourse debt shown on the balance sheet, which is guaranteed by Wells Fargo. Due to the non-recourse nature of this debt, in order to reflect OfficeMax’s obligations accurately, OfficeMax, as well as third parties, such as the credit rating agencies, exclude this debt from the calculation of various financial metrics and ratios used to assess the valuation of the company.

Inventories and accounts payable at the end of the third quarter were $64 million and $41 million lower, respectively, as compared to the end of the prior year period, primarily reflecting reduced volumes across the business. Accounts receivable at the end of the third quarter were $2 million higher than the prior year period, primarily reflecting a higher vendor receivables balance partially offset by lower sales volumes in the Contract segment.

OfficeMax generated $85 million of cash from operations in the first nine months of 2013 versus $158 million in the prior year period. The majority of the year-to-date decline, versus the prior year, occurred in the first quarter. Throughout this year, lower adjusted earnings, the working capital items from earlier in the year, as well as merger-related costs negatively impacted cash flow compared to the prior year. These items were only partially offset by the portion of Boise proceeds that are classified as cash flow from operations.

Additionally, in July OfficeMax paid a special dividend of $131 million, or $1.50 per share, to holders of the company’s common stock.

Capital expenditures, which were funded by cash from operations, totaled $17 million in the third quarter, and $65 million in the first nine months, of 2013. This was primarily used for system improvements related to the company’s growth initiatives, software enhancements including ongoing SAP implementation, and infrastructure improvements.

Due to the anticipated transaction, OfficeMax will not be providing any fourth quarter guidance for either the standalone or merged company.

The team is focused on serving customers and facilitating a seamless transition for all stakeholders, as the execution of integration plans begins for two great companies.